EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-109876, 333-111512 and  333-119750 ), on Form S-3 (No. 333-128377) and on Form S-8 (No. 333-133258) of World Heart Corporation of our report dated March 3, 2006 relating to the financial statements, which appear in this Annual Report on Form 10-KSB/A.

/s/ PRICEWATERHOUSECOOPERS LLP

Ottawa, Canada

April 26, 2006